Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (related to the possible resale of 464,317 shares of RCS Capital Corporation (the “Company”) Class A common stock issued as consideration at the closing of the Company’s purchase of all outstanding membership interests of Validus/Strategic Capital Partners, LLC) of our report dated September 29, 2014, related to our audit of the combination of the consolidated statement of financial condition of RCS Capital Corporation and Subsidiaries as of December 31, 2013, statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2013, after restatement for the acquisition of First Allied Holdings Inc. which was a reorganization of entities under common control and therefore accounted for in a manner similar to a pooling of interests. The consolidated financial statements referred to above are filed with the Securities and Exchange Commission by RCS Capital Corporation as Exhibit 99.1 to the Form 8-K on September 29, 2014.

We also consent to the incorporation by reference in the Registration Statement on Form S-3, referred to above, of our report dated February 28, 2014, related to the consolidated financial statements of RCS Capital Corporation and Subsidiaries which is contained in (a) the Annual Report on Form 10-K of RCS Capital Corporation filed with the Securities and Exchange Commission on February 28, 2014, and (b) the Form 424(b) filed as Exhibit 99.1 to the Form 8-K with the Securities and Exchange Commission by RCS Capital Corporation on July 1, 2014.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ WeiserMazars LLP

New York, New York

September 29, 2014